Exhibit 99.1
NEWS RELEASE
Basic Earth Comments on Northern Rockies Oil Prices
Denver, Colorado, March 14, 2006 — Basic Earth Science Systems, Inc. (Basic) (OTC:BB BSIC) responded today to inquires concerning rumors of elevated oil price differentials relative to West Texas Intermediate benchmark crude oil prices. Basic cited several newspaper articles from both North Dakota and Montana in which price cuts of up to $30 per barrel were reported. The Company notes that so far it appears that such price differentials have developed primarily in Wyoming, but include Williston “sour” barrels, in addition to “sweet” barrels of lower quality. In the southern portion of the Williston basin where barrels are destined for, and compete with, Wyoming barrels, differentials of $23 have been seen by Basic for February. In the northern portion of the Williston basin, for February, Basic has seen differentials widen to $6 to $7 per barrel from an average of $3 per barrel. Again for February, the Company has only five wells that have been exposed to high differentials ($23) and these properties are either low volume wells or wells in which Basic has much less than 100% working interest. Preliminary indications are that in March, differentials in the southern portion of the Williston basin may widen an additional $5 per barrel. While March differentials in the northern portion of the Williston basin may widen a similar amount, Basic has not received indications that this will in fact occur.
“Certainly we are closely watching this situation as it develops,” commented Ray Singleton, President of Basic. “To date the Company has not been materially impacted by these price differentials. Indeed, in February only 225 barrels were exposed to $23 differentials out of the nearly 2,500 barrels it operates in the area.”
Basic is an oil and gas exploration and production company with primary operations in select areas of the Williston basin (in North Dakota and Montana), the Denver-Julesburg basin in Colorado, the southern portions of Texas, and along the Gulf Coast. Basic is traded on the “over-the-counter — bulletin board” under the symbol BSIC.OB.
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “should,” “may,” “will,” “anticipate,” “estimate,” “intend” or “continue,” or comparable words or phrases. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company’s Quarterly Reports on Form 10-QSB for the quarters ending June 30, 2005, September 30, 2005 and December 31, 2005 in addition to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2005, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.